EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on the 12th day of October, 2018, between ACQUISITION CORP 1 (the “Company”), and RICHARD SERRINS (the “Executive”).

WHEREAS, the Company desires to employ the Executive as the Non-Executive Chairman of the Company under the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive desires to serve the Company as the Non-Executive Chairman under the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

1. DEFINITIONS. The following definitions shall apply in this Agreement:

(a) “Anniversary Date” shall mean the first anniversary of the Effective Date, and the anniversary of the Effective Date of each successive year.

(b) “Annual Salary” shall be the stated base cash compensation defined in Section 5(a) without regard to any elective deferral or salary reduction plan or program of the Company.

(c) “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

(d) “Cause” shall mean that the Executive (i) continuously failed or refused to substantially perform assigned job duties and responsibilities with diligence and competence, other than any such failure resulting from the Executive’s incapacity due to physical or mental illness; (ii) engaged in fraudulent conduct against the Company; (iii) is convicted of a felony or other crime that affects the Executive’s suitability for employment; or (iv) engaged in gross negligent or willful misconduct relating to the business of the Company. The determination of the existence of Cause shall be made in the reasonable judgment of the Board of Directors.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Disability” shall mean a permanent disability within the meaning of the long-term disability insurance plan maintained by the Company.

(g) “Effective Date” shall mean October 12, 2018.

2. TERM OF AGREEMENT, RENEWAL AND CANCELLATION. This Agreement shall initially be effective for a three-year term beginning on the Effective Date and ending on the day before the third anniversary thereof. The term of this Agreement will automatically renew on the initial Anniversary Date and on each subsequent Anniversary Date for an additional three-year period unless, at least ninety (90) days prior to the first Anniversary Date within the then current term, either party shall give written notice of nonrenewal to the other, in which event this Agreement shall terminate at the end of the three-year period then in effect. For example, assuming the initial contract period commences on June 1, 2018, it shall continue through May 31, 2021. On June 1, 2019, the term of this Agreement extends to May 31, 2022. On June 1, 2020, the term of this Agreement extends to May 31, 2023 unless one of the parties provides a written notice of intent not to renew the Agreement at least 90 days prior to June 1, 2020. In the event of a material breach or default by the Company of its obligations under Section 1.1 and/or Section 2.10 of the Asset Purchase Agreement of even date herewith by and between the Company and Marketing Analysts, LLC (the “APA”), which such breach or default is not cured by the Company within thirty (30) days of the Company’s receipt of written notice of the occurrence of such breach or default, the Executive shall have the option upon written notice to the Company within sixty (60) days of such uncured notice of breach or default to declare this Agreement to be terminated, null and void and of no further effect and the Executive shall not have any duty, obligation or liability to the Company hereunder.

3. POSITION AND DUTIES. The Executive shall serve as the Non-Executive Chairman of the Company reporting to the Board of Directors. As Non-Executive Chairman, the Executive shall perform the duties and responsibilities of that office, and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors, provided that such duties are consistent with the position of a Non-Executive Chairman. Notwithstanding anything else to the contrary, until all amounts owed to Marketing Analysts, LLC and the Executive pursuant to the APA have been paid, the Company shall remain a separate and distinct Affiliate (as defined in the APA) of MR2 Group, Inc. (“MR2”), under the full and complete control and direction of Board of Directors of the Company.

4. ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall devote substantially all his working time, ability and attention to the business of the Company during the term of this Agreement; provided, however, that this Section 4 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, (b) acting as a member of the board of directors of any non-profit association or corporation, or (c) being involved in any other business activity with the prior approval of the Board of Directors. Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Company.

5. COMPENSATION.

(a) ANNUAL SALARY. For services rendered under this Agreement, the Executive shall be entitled to receive as base compensation an Annual Salary at an initial rate of $250,000 per year. The Executive’s Annual Salary shall be reviewed thereafter by the Board of Directors at least once annually and may be adjusted at the discretion of the Board of Directors in accordance with the Company’s then-current compensation policies and practices, overall revenue and profit growth of the Company and other factors deemed relevant by the Board of Directors provided that at no time shall the Annual Salary be reduced more than 20% in any one year from the Executive’s Annual Salary in the prior calendar year. Annual Salary shall be subject to withholding and other applicable taxes and payroll deductions and payable in substantially equal bi-weekly installments or such other more frequent intervals as may be determined by the Company as payroll policy for senior executives.

(b) INCENTIVE COMPENSATION. The Executive shall be eligible for annual incentive awards under and in accordance with the terms of the incentive bonus plan that shall be established by the Company for the benefit of the Executive, based on achievement of performance goals and other criteria set forth in such incentive plan (including annual operating profit targets). Subject to meeting such goals, criteria and targets, such as for adjusted annual operating profit, the annual incentive award under the plan shall range from twenty-five percent (25%) of the Executive’s Annual Salary to a maximum of sixty-two and one-half percent (62.5%) of the Executive’s Annual Salary, unless otherwise determined by the Board of Directors, in its sole discretion. In addition, the Executive will be eligible to participate in any stock option, stock bonus, and/or other equity compensation plans maintained by the Company as determined by the Board of Directors, in its sole discretion.

6. BENEFITS, VACATION TIME, EXPENSES AND PERQUISITES.

(a) EMPLOYEE BENEFIT PLANS. During the term of this Agreement, the Executive shall be entitled to participate in all employee benefit plans made available from time to time by the Company to its senior executives, including, but not limited to, pension, 401(k), supplemental retirement income, medical and health-and-accident plans and arrangements, subject to and on a basis consistent with the terms and conditions of, and the Company rules and regulations pertaining to such plans and arrangements, and any limitations or qualifications imposed by any applicable governmental body.

(b) VACATION. During the term of this Agreement, the Executive shall be entitled to the number of vacation days in each calendar year determined by the Company from time to time for its senior executives; provided, however, that the number of days of vacation in any calendar year shall not be less than four (4) weeks. Such entitlement shall be subject to all rules and policies concerning vacation as shall be applicable to all employees from time to time. The Executive shall also be entitled to all paid holidays given by the Company to its employees.

(c) REIMBURSABLE GENERAL EXPENSES. During the term of this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established from time to time by the Company for its senior executives) in performing services hereunder, provided that the Executive first properly accounts therefore in accordance with such policies and procedures.

(d) MISCELLANEOUS. The Executive shall receive, as additional compensation from the Company, an expense payment of $3,000 per month.

7. INDEMNIFICATION. The Company shall indemnify the Executive to the fullest extent permitted in accordance with Nevada law and the terms of the Company’s policy relating to the indemnification of officers, directors, employees and committee members. The Executive’s right to indemnification provided herein is not exclusive of any other rights of indemnification to which the Executive may be entitled under any bylaw, agreement, vote of shareholders or otherwise and shall continue beyond the term of this Agreement.

8. UNAUTHORIZED DISCLOSURE. During the term of this Agreement or at any later time, the Executive shall not, without the written consent of a duly authorized executive officer of the Company, disclose to any person (including an employee of the Company or a subsidiary of the Company), other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, any material confidential information obtained by him while in the employ of the Company or operating unit with respect to any of the services, products, improvements, formulas, designs or styles, processes, trade secrets, customers, methods of distribution or business practices (the “Confidential Information”), the disclosure of which reasonably would be expected to materially damage the Company; provided, however, that for purposes of this Agreement, Confidential Information shall not include information disclosed to the Executive’s personal advisors incident to the Executive’s personal affairs, any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Upon the termination of the Executive’s employment with the Company, for whatever reason, the Executive shall immediately return to the Company all originals and copies of any and all documents containing any Confidential Information.

The Executive agrees that any and all ideas, including but not limited to, computer software programs, inventions, processes, new methods of processing/production, reports or other work products and materials created or generated during the Executive’s employment by the Company shall become and remain the sole and exclusive property of the Company. The Executive further agrees that the Executive will have no interest in the Confidential Information of the Company, including without limitation, no interest in the know-how, copyright, trademarks or trade names, notwithstanding the fact that the Executive may have created or contributed to the Confidential Information. The Executive waives any rights that the Executive may have with respect to the Confidential Information. The Executive agrees to immediately disclose to the Company all Confidential Information developed in whole or in part by the Executive during the Executive’s term of employment with the Company and to assign to the Company any right, title, or interest the Executive may have in the Confidential Information. The Executive agrees to execute any instruments and do all other things reasonably requested by the Company, both during and after the Executive’s employment with the Company, in order to vest more fully in the Company all ownership rights in those items transferred by the Executive to the Company.

9. RESTRICTIVE COVENANTS.

(a) NONCOMPETITION. The Executive shall not, directly or indirectly, within the United States of America, enter into or engage generally in direct or indirect competition with the Company in the business of market research and related analytical and consulting services, either directly or indirectly as an individual on his own or as a partner or joint venturer, or as a director, officer, shareholder (except as an incidental shareholder), employee or agent for any person, for a period of one (1) year after the date of termination of his employment. The existence of any material claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, other than for nonpayment of monies owed the Executive, shall not constitute a defense to the enforcement by the Company of this covenant. The Executive acknowledges and agrees that enforcement of this covenant not to compete will not prevent him from earning a livelihood and that any breach of the restrictions set forth in this paragraph will result in irreparable injury to the Company for which it shall have no adequate remedy at law, and that therefore the Company shall be entitled to injunctive relief in order to enforce the provisions hereof. In the event that this paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

(b) RETURN OF MATERIALS. Upon termination of employment with the Company for any reason, the Executive shall immediately deliver to the Company all correspondence, manuals, letters, notes, notebooks, reports and any other documents and tangible items containing or constituting confidential information about the Company maintained at his office and shall promptly deliver all said materials held by him at other locations.

(c) NONSOLICITATlON OF EMPLOYEES. The Executive shall not entice or solicit, directly or indirectly, any other executives or key management personnel of the Company to leave the employ of the Company to work with the Executive or any entity with which the Executive has affiliated for a period of one (1) year following the Executive’s termination of employment with the Company for any reason.

(d) NONSOLICITATION OF CUSTOMERS. The Executive shall not entice or solicit, directly or indirectly, any client or customer of the Company for a period of one (1) year following the Executive’s termination of employment with the Company for any reason.

(e) ASSIGNMENT AND SUCCESSORS. The parties to this Agreement acknowledge that the covenants and terms of this Agreement are intended to benefit not only the Company but its successors, subsidiaries and affiliates as well. Therefore, the Executive agrees that this Agreement may be assigned by the Company to any person, partnership, corporation or other entity which purchases the Company or is purchased by the Company, as well as to any subsidiary or affiliate of the Company. These persons and entities shall succeed to the rights and obligations of this Agreement and may enforce the terms of this Agreement in his/its own behalf or in the name of the Company. The Executive may not assign his obligations under this Agreement to any other party.

10. REMEDY. The Executive acknowledges and agrees that any breach of the restrictions set forth in Sections 8 and 9 will result in irreparable injury to the Company for which it may have no meaningful remedy in law and the Company shall be entitled to injunctive relief in order to enforce provisions hereof. Upon obtaining such injunction, the Company shall be entitled to pursue reimbursement from the Executive and/or the Executive’s employer of costs incurred in securing a qualified replacement for any employee enticed away from the Company by the Executive. Further, the Company shall be entitled to set off against or obtain reimbursement from the Executive of any payments owed or made to the Executive by the Company hereunder.

11. TERMINATION.

(a) VOLUNTARY TERMINATION OR DEATH. The Executive’s employment hereunder shall terminate upon his voluntary termination or death.

(b) TERMINATION DUE TO DISABILITY. If the Executive incurs a Disability, the Company shall have the option to terminate this Agreement by giving written notice of termination to the Executive.

(c) TERMINATION FOR CAUSE. The Company may terminate the Executive’s employment hereunder for Cause.

12. PAYMENTS UPON TERMINATION.

(a) If the Executive’s employment shall be terminated because of voluntary termination by Executive (including retirement), death, Disability or for Cause, the Company shall pay the Executive or his guardian or estate his pro rata Annual Salary through the date of termination at the rate in effect at the time of termination and any other amounts owing to Executive at the date of termination. Further, should termination occur because of retirement, death or Disability, the Company shall pay the Executive, or his guardian or estate, at the end of the fiscal year in which the termination occurred, a prorated award under any incentive bonus plan in which the Executive participates. Other than as specifically set forth herein, the Company shall have no obligation to provide payments of benefits beyond what the Executive (or his beneficiary) is entitled to under the terms and conditions of the various compensation and benefit plans and arrangements maintained by the Company.

(b) If the Executive’s employment is terminated by the Company other than for the reasons or circumstances set forth under Sections 11(a), (b) or (c) hereof or as contemplated in Section 12(c) below, then (i) the Executive shall have the option upon written notice to the Company within ten (10) days of such termination to declare this Agreement to be terminated, null and void and of no further effect (and, if the Agreement is so terminated, neither Executive nor Company shall have any further duty, obligation or liability to each other, except for Company’s obligation to pay Executive his pro-rated Annual Salary through the employment termination date and any other amounts owing to the Executive at such employment termination date), or (ii) if the Executive does not so terminate this Agreement, the Company shall continue to pay the Executive his Annual Salary bi-weekly pursuant to the Company’s regular payroll practices for a period (the “Payment Period”) commencing on the effective date of the Executive’s termination of employment (the “Termination Date”) and ending on the third anniversary of the Termination Date, and in the event this option “(ii)” is selected by the Executive the covenanted time periods in above sections 9(a), (c) and (d) shall be three (3) years, not one (1) year. In addition, the Company shall also maintain in full force and effect (and the Executive shall remain a participant in), for the duration of the Payment Period (or until the Executive’s death, if earlier), all disability, medical and health and accident plans and arrangements to which the Executive was entitled prior to the date of termination, if the Executive’s continued participation is permitted under the general terms and conditions and rules and regulations of such plans and arrangements. During such period of continued participation, the Executive shall remain subject to the same cost sharing requirements as are applicable to all Senior Executives. If the Executive’s participation in any health and accident, medical, or disability plan or arrangement is barred, the Company shall obtain and pay for, on Executive’s behalf, individual insurance plans, policies or programs which provide to Executive health, medical, and disability insurance coverage which is equivalent to the insurance coverage to which Executive was entitled prior to the date of termination. In addition, any and all outstanding stock options and/or other Company equity awards or grants held by the Executive shall become immediately vested and exercisable.

(c) If termination occurs as a result of expiration or nonrenewal of the Agreement, the Executive will not be entitled to receive any severance payments or continuation of benefit coverages except as provided under law. The Executive will be permitted to exercise vested options and/or other equity grants or awards as prescribed in the agreements governing those options, grants and/or other awards.

13. DAMAGES FOR BREACH OF CONTRACT. In the event of a breach of this Agreement by either the Company or Executive resulting in damages to either party, that party may recover from the party breaching the Agreement any and all costs and damages, including reasonable attorney’s fees that may be incurred or sustained.

14. NOTICE. For the purposes of this Agreement, notices and all other communications shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Richard Serrins
2000 Sam Rittenberg Boulevard
Suite 3007
Charleston, SC 29407

If to the Company:	James T. Medick, CEO
MR2 Group, Inc.
101 Convention Center Drive
Plaza 125
Las Vegas, Nevada 89109

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon actual receipt.

15. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the Executive and his heirs and personal representatives, and the Company and any successor to the Company.

16. ENFORCEMENT OF SEPARATE PROVISIONS. Should any provision of this Agreement be ruled unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

17. SUCCESSOR LIABILITY. The Company shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Company’s failure to do so will be a breach of this Agreement. This Agreement shall be assigned to and assumed by such a successor. Notwithstanding anything else in this Agreement to the contrary, the Company shall remain liable for each of the obligations of the Company under this Agreement despite any such successor to the Company being an Affiliate of MR2.

18. AMENDMENT. This Agreement may be amended by mutual agreement of the parties in writing without the consent of any other person.

19. ARBITRATION. In the event that any disagreement or dispute shall arise between the parties concerning this Agreement, the issue(s) will be submitted to binding arbitration in Clark County, Nevada pursuant to the National Rules for the Settlement of Employment Disputes then in effect of the American Arbitration Association. Any award entered shall be final and binding upon the parties hereto and judgment upon the award may be entered in any court having jurisdiction thereof. Attorneys’ fees and administrative court costs associated with such actions shall be paid by the Company.

20. NO MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise, nor will any amounts or benefits payable or provided hereunder be reduced in the event that he does secure employment, except as otherwise provided herein.

21. PAYMENT OF MONEY DUE DECEASED EXECUTIVE. If the Executive dies prior the expiration of his term of employment hereunder, any moneys that may be due him from the Company under this Agreement as of the date of death shall be paid to the executor, administrator, or other personal representative of the Executive’s estate.

22. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any conflict of laws provisions.

23. CAPTIONS; PRONOUNS. All captions are for convenience only and do not form a substantive part of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

24. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and constitutes and supersedes all prior agreements, representations and understandings of the parties, written or oral.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

ATTEST:	ACQUISITION CORP 1

/s/ Candace Covert	By:	/s/ James T. Medick
Candace Covert	Name:	James T. Medick
	Title:	CEO

WITNESS:	RICHARD SERRINS

/s/ Marjorie Wright	/s/ Richard Serrins
Marjorie Wright	Richard Serrins